Exhibit 4.4

ANTERO RESOURCES FINANCE CORPORATION,

as Issuer,

ANTERO RESOURCES LLC,

as Original Parent Guarantor,

ANTERO RESOURCES CORPORATION,

as Successor Parent Guarantor,

ANTERO RESOURCES BLUESTONE LLC,

as Subsidiary Guarantor,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

SECOND SUPPLEMENTAL INDENTURE,

dated as of October 16, 2013

to Indenture

dated as of August 1, 2011

7.250% Senior Notes due 2019

This Second Supplemental Indenture, dated as of October 16, 2013 (this “Supplemental Indenture”), is among Antero Resources Finance Corporation (together with its successors and assigns, the “Issuer”), Antero Resources LLC (the “Original Parent Guarantor”), Antero Resources Corporation f/k/a Antero Resources Appalachian Corporation (the “Successor Parent Guarantor”), Antero Resources Bluestone LLC, as Subsidiary Guarantor, and Wells Fargo Bank, National Association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Issuer, the Original Parent Guarantor, the Successor Parent Guarantor, the Subsidiary Guarantor and three other former Subsidiary Guarantors, Antero Resources Arkoma LLC f/k/a Antero Resources Corporation, Antero Resources Piceance Corporation and Antero Resources Pipeline Corporation, and the Trustee have heretofore executed and delivered an Indenture, dated as of August 1, 2011 (the “Base Indenture”), providing for the issuance of an aggregate principal amount of $400 million of 7.250% Senior Notes due 2019 of the Issuer (the “Securities”), as supplemented by the First Supplemental Indenture, dated as of November 12, 2012 (the Base Indenture, as supplemented thereby, the “Indenture”);

WHEREAS, in October 2012, Antero Resources Arkoma LLC, Antero Resources Piceance Corporation and Antero Resources Pipeline Corporation merged with and into Antero Resources Appalachian Corporation, which survived the merger and continued as a Subsidiary Guarantor but changed its corporate name to Antero Resources Corporation;

WHEREAS, on the date hereof Antero Resources LLC has merged with and into Antero Resources Corporation, which survived the merger;

WHEREAS, pursuant to Section 4.1 of the Base Indenture, the Successor Parent Guarantor is obligated to execute and deliver to the Trustee a supplemental indenture pursuant to which the Successor Parent Guarantor shall unconditionally assume all of the Obligations of the Original Parent Guarantor under the Indenture and the Parent Guarantee on the terms and conditions set forth herein; and

WHEREAS, pursuant to Section 9.1(2) of the Base Indenture, the Trustee, the Guarantors and the Issuer are authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture, without the consent of any Securityholder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Original Parent Guarantor, the Successor Parent Guarantor, the Subsidiary Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE I

Definitions

SECTION 1.1  Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Agreement to Assume Obligations; Parent Guarantee

SECTION 2.1  Agreement to Assume Obligations.  The Successor Parent Guarantor hereby unconditionally assumes all obligations of the Original Parent Guarantor, on the terms and subject to the conditions set forth in Section 4.1 of the Base Indenture, and agrees to be bound by all other applicable provisions of the Indenture and the Parent Guarantee and to perform all of the obligations and agreements of the Original Parent Guarantor under the Indenture.

SECTION 2.2  Successor Parent Guarantor No Longer a Subsidiary Guarantor.  By virtue of the merger of the Original Parent Guarantor with and into the Successor Parent Guarantor, the Successor Parent Guarantor is automatically released from its former obligations as Subsidiary Guarantor pursuant to Section 10.2(b) of the Base Indenture.

ARTICLE III

Miscellaneous

SECTION 3.1   Notices.  All notices and other communications to the Successor Parent Guarantor shall continue to be given as provided in Section 12.2 of the Base Indenture.

SECTION 3.2   Parties.  Nothing expressed or mentioned herein is intended or shall be construed to give any Person, other than the Holders and the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.3   Governing Law.  This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.4   Severability Clause.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.5   Ratification of Indenture; Supplemental Indenture Part of Indenture.  Except as expressly supplemented and amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.  The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

SECTION 3.6   Counterparts.  The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 3.7   Headings.  The headings of the Articles and the Sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ John C. Stohlmann
	Name:	John C. Stohlmann
	Title:	Vice President

ANTERO RESOURCES FINANCE CORPORATION

By:	/s/ Alvyn A. Schopp
	Name:	Alvyn A. Schopp
	Title:	Chief Administrative Officer

ANTERO RESOURCES LLC

By:	/s/ Alvyn A. Schopp
	Name:	Alvyn A. Schopp
	Title:	Chief Administrative Officer

ANTERO RESOURCES CORPORATION

By:	/s/ Alvyn A. Schopp
	Name:	Alvyn A. Schopp
	Title:	Chief Administrative Officer

ANTERO RESOURCES BLUESTONE LLC

By:	/s/ Alvyn A. Schopp
	Name:	Alvyn A. Schopp
	Title:	Chief Administrative Officer

Signature Page to Supplemental Indenture